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                                                                   EXHIBIT 23.1


                          INDEPENDENT ACCOUNTANTS' CONSENT


The Stockholders and Board of Directors
Whittman-Hart, Inc.:

     We consent to incorporation by reference in the registration statements on Forms S-1 (No. 333-18059) and S-8 (No. 333-03523) of Whittman-Hart, Inc. of our reports dated February 13, 1998, relating to the consolidated balance sheets of Whittman-Hart, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Form 10-K of Whittman-Hart, Inc. These consolidated financial statements and financial statement schedule and our reports thereon are included herein.



                                     KPMG Peat Marwick LLP

Chicago, Illinois
March 26, 1998